TECHE HOLDING COMPANY
                               Franklin, Louisiana

                                                      FOR RELEASE, JULY 20, 2006
                                                                 3:30 PM CENTRAL
                                                   For More Information Contact:
                                                                  Patrick Little
                                                               President and CEO
                                                                  (337) 560-7151


                    TECHE HOLDING COMPANY QUARTERLY EARNINGS
                           PER SHARE GROW 29% TO $0.84

     FRANKLIN, LA (AMEX: TSH)--Patrick Little, President and CEO of Teche Holding Company, holding company for Teche Federal Bank, today reported earnings for the Company for the quarter ended June 30, 2006.

     Earnings for the quarter ended June 30, 2006 amounted to $1.9 million, or $0.84 per diluted share, compared to $1.5 million or $0.65 per diluted share for the same quarter in fiscal 2005, an increase of $0.19 per share, or 29%.

     Earnings for the fiscal year to date, or past nine months, amounted to $5.5 million or $2.39 per diluted share, compared to $4.5 million or $1.92 per diluted share for fiscal 2005, an increase of $0.47 per diluted share, or 24%.

     THE COMPANY REPORTED THE FOLLOWING KEY ACHIEVEMENTS:

     o    TOTAL  DEPOSITS,  FISCAL  YEAR TO  DATE  (IN THE  PAST  NINE  MONTHS),
          ----------------------------------------------------------------------
          INCREASED BY $36.5 MILLION,  OR 7.1%, to $552.6  million,  from $516.1
          -------------------------------------
          million at September 30, 2005.

     o    TOTAL SMARTGROWTH  DEPOSITS,  FISCAL YEAR TO DATE,  INCREASED BY $30.7
          ----------------------------------------------------------------------
          MILLION, OR 13.7%, to $255.3 million, from $224.6 million,  accounting
          ------------------
          for 84.0% of deposit growth in the past nine months.

     o    TOTAL LOANS, FISCAL YEAR TO DATE, INCREASED BY $17.4 MILLION, OR 3.5%,
          ----------------------------------------------------------------------
          to $510.4 million from $493.0 million at September 30, 2005.

     o    TOTAL  SMARTGROWTH  LOANS,  FISCAL  YEAR TO DATE,  INCREASED  BY $23.8
          ----------------------------------------------------------------------
          MILLION, OR 7.9%, to $324.3 million,  from $300.4 million,  accounting
          -----------------
          for 136.8% of loan growth in the past nine months.

     o    COMMERCIAL LOANS,  FISCAL YEAR TO DATE,  INCREASED BY $15.5 MILLION OR
          ----------------------------------------------------------------------
          13.5% TO $130.4 MILLION from $114.9 million at September 30, 2005.
          -----------------------

     o    NON-INTEREST  INCOME  FOR  THE  NINE-MONTH  PERIOD  INCREASED  BY $1.5
          ----------------------------------------------------------------------
          MILLION, OR 17.8%,  TO $9.6 million,  compared to $8.1 million for the
          ----------------------
          same period in fiscal 2005.

     o    NET INTEREST MARGIN FOR THE NINE-MONTH  PERIOD INCREASED TO 3.50% FROM
          ----------------------------------------------------------------------
          3.21% despite the unfavorable interest rate environment.
          -----

     o    NET  INTEREST  INCOME  FOR THE  NINE-MONTH  PERIOD  INCREASED  BY $1.5
          ----------------------------------------------------------------------
          MILLION, OR 9.7%, to $16.7 million,  compared to $15.2 million for the
          -----------------
          same period in fiscal 2005.

     o    NEW LOANS IN THE PAST NINE MONTHS WERE $155.6 MILLION, of which $131.7
          -----------------------------------------------------
          million, or 85%, were SmartGrowth loans.

     o    NEW COMMERCIAL  LOANS IN THE PAST NINE MONTHS WERE $83.7  MILLION,  or
          -----------------------------------------------------------------
          53% of all new loans, compared to $49.8 million for the same period in fiscal 2005.

     o    DIVIDENDS  INCREASED  TO $0.81  PER SHARE  for the  nine-month  period
          -----------------------------------------
          compared to $0.69 per share for the same period in fiscal 2005, an increase of 17%.

DEPOSIT GROWTH

     NINE-MONTH GROWTH. Total deposits, for fiscal 2006 (the past nine months) grew by $36.5 million, or 7.1% to $552.6 million, from $516.1 million.

     THREE-MONTH GROWTH. Total deposits, compared to the linked quarter, grew by $4.0 million, or 0.7%, to $552.6 million, from $548.6 million.

SMARTGROWTH DEPOSITS

     NINE-MONTH GROWTH. SmartGrowth Deposits, consisting of checking accounts, savings accounts and money market accounts, for fiscal year to date grew by $30.7 million, or 13.7%, to $255.3 million at June 30, 2006 from $224.6 million at September 30, 2005. This increase in SmartGrowth deposits amounted to 136.8% of deposit growth over the past nine months. Checking account balances grew by $22.0 million, or 21.3%, to $125.4 million, from $103.4 million, accounting for 60.1% of the growth in deposits thus far in fiscal 2006.

     THREE-MONTH GROWTH. SmartGrowth Deposits grew by $2.7 million, or 1.1%, compared to the linked quarter.

     SmartGrowth Deposits now amount to approximately 46.2% of all deposits compared to 46.0% at March 31, 2006 and 43.5% at September 30, 2005.

LOAN GROWTH

     NINE-MONTH GROWTH. Loan growth, fiscal year to date, was $17.4 million, or 3.5%. Total loans at June 30, 2006 were $510.4 million.

     THREE-MONTH GROWTH. Loan growth, compared to the linked quarter, was $6.2 million, or 1.2%.

SMARTGROWTH LOANS

     NINE-MONTH GROWTH. SmartGrowth Loans, consisting of commercial loans, home equity loans, alternative mortgage loans and consumer loans, grew by $23.8 million, or 7.9%, to $324.3 million at June 30, 2006 from $300.4 million at September 30, 2005, primarily due to growth in commercial loans. For the nine-month period, commercial loans grew by $15.5 million, or 13.5%, to $130.4 million.

     THREE-MONTH GROWTH. SmartGrowth Loans posted linked quarter growth of $6.1 million, or 1.9%, to $324.3 million from $318.1 million, primarily due to growth in consumer loans. Quarterly growth for consumer loans was $3.8 million, or 7.1%.

     SmartGrowth Loans amounted to 63.5% of total loans, compared to 60.9% at September 30, 2005.

     After some shrinkage of the loan portfolio (including the commercial loan portfolio) in the first quarter, in part because of delays in loan closing dates caused by Hurricanes Katrina and Rita, loans grew in the third quarter of fiscal 2006. Teche Federal Bank's commercial loans consist predominantly of commercial real estate loans.

NET INTEREST INCOME

     INTEREST INCOME for the nine months ended June 30, 2006, increased by $2.0 million, or 7.5%, to $29.0 million compared to $27.0 million for the same period in fiscal 2005, primarily due to an increase in the average balances of and yields on consumer and commercial loans.

     INTEREST EXPENSE for the nine months ended June 30, 2006, increased by $530,000,or 4.5%, to $12.2 million compared to $11.7 million for the same period in fiscal 2005, primarily due to an increase in the average balance of and rates paid on deposits.

     Net-interest income for the 2006 nine-month period amounted to $16.7 million, compared to $15.2 million for the nine months ended June 30, 2005, an increase of $1.5 million, or 9.7%.

     INTEREST INCOME for the quarter ended June 30, 2006, increased by $649,000, or 7.0%, compared to the same period in fiscal 2005, primarily due to an increase in the average balance and yields of consumer and commercial loans.

     INTEREST EXPENSE for the quarter ended June 30, 2006, increased by $214,000, or 5.3%, primarily due to an increase in the average balance and rates paid on deposits.

     Net interest income for the three months ended June 30, 2006, amounted to $5.7 million compared to $5.2 million for the same quarter last year, an increase of $435,000 or 8.3%.

     The increase in net interest income was primarily due to growth in both the yields on and average balances of the consumer and commercial loan portfolio. These increases were offset somewhat by an increase in the average balances of and interest rates paid on interest bearing deposit accounts.

NON-INTEREST INCOME

     NINE MONTHS. Non-interest income for fiscal 2006 year to date was $9.6 million, compared to $8.1 million for the same period in fiscal 2005, an increase of $1.5 million, or 17.8%. Non-interest income for this period amounted to 36.5% of operating income. Deposit service charges amounted to 88.6% of total non-interest income for the nine-month period ended June 30, 2006, compared to 86.4% in 2005.

     THREE MONTHS. Quarterly non-interest income was $3.4 million, compared to $2.9 million for the same quarter in fiscal 2005, an increase of $494,000, or 17.0%. Non-interest income amounted to 37.5% of operating revenue. Deposit service charges amounted to 92.0% of total non-interest income for this quarter, compared to 86.8% in 2005.

NON-INTEREST EXPENSE

     For the nine-month period ended June 30, 2006, non-interest expense amounted to $18.0 million, compared to $16.7 million for the same period for fiscal 2005, an increase of $1.3 million, or 7.7%.

     Quarterly non-interest expense amounted to $6.1 million for the quarter compared to $5.8 million for the three months ended June 30, 2005, an increase of $205,000 or 3.5%, primarily due to compensation expense resulting from expensing of stock options and an increase in commercial loan staff.

ASSET QUALITY

     Non-performing assets as a percent of total assets decreased to 0.59% at June 30, 2006, compared to 0.64% at March 31, 2006, and 0.71% at December 31, 2005.

     Originally, 71 customers, whose aggregate loan balances amounting to $3.8 million, were granted forbearance as a result of the impact of hurricanes Katrina and Rita. Of these, currently 9 customers with aggregate loan balances amounting to $670,000 continue to receive forbearance of some type. Loans granted forbearance receive new temporary terms and are considered performing loans.

     Management's evaluation of the level of loan loss reserves includes the effects of the recent hurricanes and believes that the current level of reserves is adequate.

INCREASE IN DIVIDENDS

     Since June 2003, Teche has increased dividends for thirteen consecutive quarters and currently pays a $0.28 per share quarterly dividend. Based on the closing price of our common stock at end of business on June 30, 2006, the annualized dividend yield was 2.42%. Based on dividends and diluted EPS fiscal year to date, the dividend payout ratio is 33.9%

NET INTEREST MARGIN

     The net interest margin increased to 3.50% for the nine months ended June 30, 2006, compared to 3.21% for the same period in fiscal 2005 for several reasons. First, interest on loans increased, primarily due to increases in interest rates and to an increase in SmartGrowth loan balances compared to last year. Second, both SmartGrowth low-cost deposit balances and time deposit balances increased, replacing higher cost FHLB advances.

     For the quarter, net interest margin increased to 3.53% compared to 3.25% for the same quarter in fiscal 2005 for the same reasons set forth above. As compared to the linked quarter ended March 31, 2006, net interest margin decreased slightly from 3.59% primarily due to increases in interest rates paid on deposits as a result of rising market interest rates.

     Compared to the linked quarter, FHLB advances decreased by $1.2 million, or 1.5%, to $78.6 million from $79.9 million. For fiscal 2006, FHLB advances decreased $14.8 million or 15.8%. A year ago, FHLB advances were $115.8 million, a one-year decrease of $37.2 million, or 32.1%.

     "Over the past year, as deposits have dramatically increased, we have also dramatically decreased advances from the Federal Home Loan Bank," said Little. "This process, and the continued execution of our SmartGrowth strategy, has positively affected our net interest margin."

     Teche Federal Bank is the fourth largest publicly traded bank based in Louisiana with over $700 million in assets. Teche Holding Company is the parent company of Teche Federal Bank, which operates nineteen offices in South Louisiana and serves over 50,000 customers. Teche Holding Company's common stock is traded under the symbol "TSH" on the American Stock Exchange.



     Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Teche Holding Company with the Securities and Exchange Commission from time to time. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

                                       ###

                              TECHE HOLDING COMPANY
                  (Dollars in thousands, except per share data)
                                  Franklin, LA
                              Statements of Income
                                   (UNAUDITED)


                                         Three Months Ended             Nine Months Ended
                                               June 30                       June 30

                                         2006          2005             2006          2005
                                         ----          ----             ----          ----
Interest Income                         $9,917        $9,268          $28,963       $26,955
Interest Expense                         4,261         4,047           12,243        11,713
                                         -----         -----           ------        ------
Net Interest Income                      5,656         5,221           16,720        15,242
Provision for Loan Losses                   60            45              150           105
                                         -----         -----           ------        ------
Net Interest Income after
  Provision for Loan Losses              5,596         5,176           16,570        15,137
Non-Interest Income                      3,395         2,901            9,613         8,161
Non-Interest Expenses                    6,052         5,847           17,957        16,668
                                         -----         -----           ------        ------
Income Before Gain on Sales of
  Securities and Income Taxes            2,939         2,230            8,226         6,630
Gains on
  Sales of Securities                       --            --               34            26
Income Taxes                             1,013           725            2,742         2,163
                                         -----        ------            -----         -----

Net Income                              $1,926        $1,505           $5,518        $4,493
                                        ======        ======           ======        ======

Selected Financial Data

Dividends Declared Per Share             $0.28         $0.24            $0.81         $0.69
Basic Earnings Per Common Share          $0.86         $0.68            $2.46         $2.02
Diluted Earnings Per Common Share        $0.84         $0.65            $2.39         $1.92
Annualized Return on Avg. Assets         1.11%         0.87%            1.07%         0.88%
Annualized Return on Avg. Equity        12.40%         9.93%           11.91%         9.94%
Annualized Return on Avg.
 Tangible Equity (1)                    13.35%        10.79%           12.84%        10.81%
Net Interest Margin                      3.53%         3.25%            3.50%         3.21%
Non-Interest Income/Avg. Assets          1.96%         1.68%            1.87%         1.61%
Non-Interest Expense/Avg. Assets         3.50%         3.39%            3.49%         3.28%

(1) Eliminates the effect of goodwill and the core deposit intangible assets and the related amortization expense on a tax effected basis. The amount was calculated using the following information:

Annualized Return on Avg.
-------------------------
 Tangible Equity (1)
--------------------

Average Stockholders' Equity          $ 62,117      $ 60,646          $61,751      $ 60,262
Less average goodwill and other
  intangible assets, net of related
  income taxes                           3,828         3,904            3,847         3,891
                                      --------      --------          -------      --------
Average Tangible Equity               $ 58,289      $ 56,742          $57,904      $ 56,371
                                      ========      ========          =======      ========

Net Income                            $  1,926      $  1,505          $ 5,518      $  4,493
Plus Amortization of core deposit
  Intangibles, net of related
  income taxes                              19            26               56            79
                                      --------      --------          -------      --------
Net Income, as adjusted               $  1,945      $  1,531          $ 5,574      $  4,572
                                      ========      ========          =======      ========


                              TECHE HOLDING COMPANY
                  (Dollars in thousands, except per share data)
                                  Franklin, LA
                                 Balance Sheets
                                   (UNAUDITED)
                                       at


                                                     June 30, 2006                Sept. 30, 2005

SmartGrowth Loans*                                        $324,259                      $300,443
Mortgage Loans**                                           186,147                       192,524
                                                           -------                       -------
                                                           510,406                       492,967
Allowance for Loan Losses                                    4,831                       (5,151)
                                                          --------                       -------
Loans Receivable, Net                                      505,575                       487,816

Cash and Securities                                        153,916                       150,991
Goodwill and Other Intangibles                               3,899                         3,982
Foreclosed Real Estate                                       1,322                           270
Other                                                       35,301                        33,763
                                                          --------                       -------
TOTAL ASSETS                                              $700,013                      $676,822
                                                          ========                      ========

SmartGrowth Deposits***                                   $255,341                      $224,611
Time Deposits                                              297,246                       291,441
                                                           -------                       -------
Total Deposits                                             552,587                       516,052

FHLB Advances                                               78,631                        93,409
Other Liabilities                                            6,592                         6,023
Stockholders' Equity                                        62,203                        61,338
                                                            ------                        ------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                                      $700,013                      $676,822
                                                          ========                      ========

Ratio of Equity to Assets                                    8.89%                         9.06%
Tangible Equity to Tangible Assets (2)                       8.39%                         8.53%
Book Value per Common Share                                 $27.88                        $26.79
Tangible Book Value Per Common Share (2)                    $26.17                        $25.09
Non-performing Assets/Total Assets                           0.59%                         0.78%
Shares Outstanding (in thousands)                            2,231                         2,290

*    Consumer, Commercial, Home Equity, and Alternative Mortgage Loans
**   Owner Occupied Conforming Mortgage Loans
***  Checking, Money Market and Savings Deposits

(2) Eliminates the effect of goodwill and the core deposit intangible assets and the related accumulated amortization on a tax-effected basis. The amount was calculated using the following information:

Stockholders' Equity                                      $ 62,203                      $ 61,338
Less goodwill and other Intangible
  assets, net of related income taxes                        3,817                         3,886
                                                          --------                      --------
Tangible Stockholders' Equity                             $ 58,386                      $ 57,452
                                                          ========                      ========

Total Assets                                              $700,013                      $677,222
Less goodwill and other Intangible
  assets, net of related income taxes                        3,817                         3,886
                                                          --------                      --------
Total Tangible Assets                                     $696,196                      $673,336
                                                          ========                      ========
